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                                   EXHIBIT 11
                          Flagstar Capital Corporation
                      Computation of Net Earnings per Share


Net earnings for earnings per share are computed by subtracting from the applicable earnings the dividend requirements on preferred stock to arrive at earnings available to common stock and dividing this amount by the weighted average number of common stock outstanding during the period.

                                                          For the Quarter                      For the Period
                                                     Ended September 30, 1998             Ended September 30, 1998
                                                  --------------------------------     -------------------------------
                                                                   (In thousands, except share data)
Net Earnings                                                        $  1,865                        $  4,298
Less: preferred stock dividends                                        1,222                           2,927
                                                  --------------------------           ---------------------
Net income available to common stock                                $    643                        $  1,371

Average common shares outstanding                                  1,000,000                         774,858

Net earnings per share - basic                                        $ 0.64                          $ 1.77

Net earnings per share - diluted                                      $ 0.64                          $ 1.77